(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President of Finance & Treasurer
Telephone: 978.645.5576

MKS Instruments Reports Fourth Quarter and
Full Year 2009 Financial Results
Q4 Sales up 41% Sequentially

Andover, Mass., February 3, 2010 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, reports fourth quarter and full year 2009 financial results.

Fourth Quarter Financial Results

Sales were $149.3 million, up 41 percent from $106.3 million in the third quarter of 2009 and up 19 percent from $125.2 million in the fourth quarter of 2008.

Fourth quarter net income was $14.9 million, or $0.30 per diluted share, compared to net losses of $4.0 million, or ($0.08) per basic share, in the third quarter of 2009 and $6.3 million, or ($0.13) per basic share, in the fourth quarter of 2008.

Non-GAAP net earnings, which exclude special charges, were $15.5 million, or $0.31 per diluted share, compared to $1.6 million, or $0.03 per diluted share, in the third quarter of 2009 and $0.1 million, or breakeven in the fourth quarter of 2008.

Full Year Results

Net sales were $411.4 million, down 36 percent compared to $647.0 million in 2008. The net loss was $212.7 million, or ($4.31) per basic share, compared to net income of $30.1 million, or $0.59 per diluted share, in 2008. Non-GAAP net loss was $2.6 million, or ($0.05) per basic share, compared to net earnings of $41.4 million, or $0.82 per diluted share in 2008.

Leo Berlinghieri, Chief Executive Officer and President, said, “In the fourth quarter we saw further acceleration in our core semiconductor business and we are seeing signs of improvement in the general market as well. Forecasters are predicting that the global economy is recovering and they are optimistic about a strong 2010.

“After enjoying a very positive uptick in sales in the past two quarters, we expect to see continued growth in the semiconductor market in 2010. We also expect that the improvement in the global economy, combined with our market diversification, will result in increased sales to our non semiconductor markets, fueling additional growth in 2010. Based on these factors and current customer activity, we anticipate that business in the first quarter of 2010 will continue to improve. We estimate that our first quarter sales may range from $170 to $190 million and at these volumes, our non-GAAP net earnings could range from $0.36 to $0.49 per share, and our GAAP net income could range from $0.35 to $0.48 per share.”

Management will discuss fourth quarter and full year financial results on a conference call tomorrow at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-877-941-9205 for domestic callers and 1-480-629-9835 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through February 11, 2010, dial 1-303-590-3030, access code 4203019#.

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude costs associated with acquisitions and special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation, and environmental monitoring.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31, 2009	December 31, 2008	September 30, 2009
Net sales	$149,270	$125,180	$106,262
Cost of sales	86,536	80,571	66,783

Gross profit	62,734	44,609	39,479
Research and development	13,681	19,277	12,114
Selling, general and administrative	27,814	30,518	24,385
Amortization of acquired intangible assets	872	1,949	871
Impairment of intangible assets	—	6,069	—
Restructuring	(44)	—	168

Income (loss) from operations	20,411	(13,204)	1,941
Interest income, net	156	1,287	263

Income (loss) before income taxes	20,567	(11,917)	2,204
Provision (benefit) for income taxes	5,620	(5,627)	6,177

Net income (loss)	$14,947	$(6,290)	$(3,973)

Net income (loss) per share:
Basic	$0.30	$(0.13)	$(0.08)
Diluted	$0.30	$(0.13)	$(0.08)
Weighted average shares outstanding:
Basic	49,509	48,712	49,461
Diluted	50,459	48,712	49,461
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income (loss)	$14,947	$(6,290)	$(3,973)
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	872	1,949	871
Excess & obsolete inventory adjustment	—	5,000	—
(Note 1)
Restructuring and related items (Note 2)	(44)	—	168
Impairment of intangible assets (Note 3)	—	6,069	—
Expense for income taxes (Note 4)	—	(1,823)	—
Proforma tax adjustments	(279)	(4,855)	4,497

Non-GAAP net earnings (Note 5)	$15,496	$50	$1,563

Non-GAAP net earnings per share (Note 5)	$0.31	$0.00	$0.03

Weighted average shares outstanding — diluted	50,459	49,680	50,298

Note 1: Cost of Sales for the three month period ended December 31, 2008 includes $5,000 of excessive E&O inventory charges.

Note 2: The three month periods ended December 31, 2009 and September 30, 2009 includes $(44) and $168, respectively, of restructuring charges (adjustments) primarily for severance related costs.

Note 3: The three month period ended December 31, 2008 includes a $6,069 write-down for the impairment of intangible assets resulting from a lower forecast for a product for the semiconductor industry.

Note 4: The three month period ended December 31, 2008 includes a benefit of $1,823 attributable to a discrete tax matter related to the reinstatement of the U.S. research and development tax credits and other adjustments.

Note 5: The Non-GAAP net earnings (loss) and Non-GAAP net earnings (loss) per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2009	2008
Net sales	$411,406	$646,994
Cost of sales	273,316	387,051

Gross profit	138,090	259,943
Research and development	53,543	78,540
Selling, general and administrative	106,330	130,800
Amortization of acquired intangible assets	4,407	9,001
Goodwill and asset impairment charges	208,497	6,069
Restructuring	5,812	—

Income (loss) from operations	(240,499)	35,533
Impairment of investments	—	(906)
Interest income, net	1,641	6,425

Income (loss) before income taxes	(238,858)	41,052
Provision (benefit) for income taxes	(26,199)	10,935

Net income (loss)	$(212,659)	$30,117

Net income (loss) per share:
Basic	$(4.31)	$0.61
Diluted	$(4.31)	$0.59
Weighted average shares outstanding:
Basic	49,318	49,717
Diluted	49,318	50,754
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income (loss)	$(212,659)	$30,117
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	4,407	9,001
Excess & obsolete inventory adjustment (Note 1)	12,900	5,000
Restructuring and related items (Note 2)	4,514	—
Goodwill and asset impairment charges (Note 3)	208,497	6,069
Foreign exchange gain from legal entity restructuring (Note 4)	—	(2,669)
Expense (benefit) for income taxes (Note 5)	(6,370)	400
Proforma tax adjustments	(13,897)	(6,485)

Non-GAAP net earnings (loss) (Note 6)	$(2,608)	$41,433

Non-GAAP net earnings (loss) per share (Note 6)	$(0.05)	$0.82

Weighted average shares outstanding — diluted	49,318	50,754

Note 1: Cost of Sales for the twelve month periods ended December 31, 2009 and December 31, 2008 includes $12,900 and $5,000, respectively, of special charges for excess, obsolete and committed inventory purchases.

Note 2: The twelve month period ended December 31, 2009 includes $5,812 of restructuring charges primarily for severance related costs offset by a credit of $1,298 for the reversal of previously expensed equity compensation charges of terminated employees.

Note 3: The twelve month periods ended December 31, 2009 and December 31, 2008 includes $208,497 and $6,069, respectively of charges related to the impairment of goodwill, intangible assets and other long-lived assets.

Note 4: Selling, general and administrative expenses for the twelve month period ended December 31, 2008 includes a foreign exchange gain of $2,669 related to the Company’s legal entity restructuring of certain foreign operations.

Note 5: The twelve month period ended December 31, 2009 includes a benefit of $6,370 attributable to the reversal of FIN 48 reserve items as a result of a Federal audit close. The twelve month period ended December 31, 2008 includes a net tax expense for discrete items of $400 attributable to the booking of a valuation allowance on tax attributes of $3,467 partially offset by a benefit of $3,067 for discrete items mainly related to the reversal of FIN 48 reserve items as a result of a statute of limitations expiration.

Note 6: The Non-GAAP net earnings (loss) and Non-GAAP net earnings (loss) per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	December 31, 2009	December 31, 2008
ASSETS
Cash and short-term investments	$271,795	$278,869
Trade accounts receivable	94,215	85,350
Inventories	118,004	131,519
Other current assets	48,867	32,990

Total current assets	532,881	528,728
Property, plant and equipment, net	67,196	82,017
Goodwill	144,511	337,765
Other acquired intangible assets	4,963	21,069
Other assets	24,518	15,360

Total assets	$774,069	$984,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$12,991	$18,678
Accounts payable	26,292	19,320
Accrued expenses and other liabilities	32,017	37,937

Total current liabilities	71,300	75,935
Long-term debt	18	396
Other long-term liabilities	17,818	21,910
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	645,411	637,938
Retained earnings	28,769	241,428
Other stockholders’ equity	10,640	7,219

Total stockholders’ equity	684,933	886,698

Total liabilities and stockholders’ equity	$774,069	$984,939